Exhibit 99.2

On Assignment, Inc., 26651 West Agoura Road, Calabasas, California 91302

Telephone 818 878 7900, Facsimile 818 878 7930

www.onassignment.com

For Immediate Release
June 5, 2003
8:00 am PDT

Contacts:
Ronald W. Rudolph	The Ruth Group
Executive Vice President, Finance	Jeffrey Goldberger
and Chief Financial Officer	646.536.7033 or
818.878.7900	Jill Meleski
646.536.7032

On Assignment, Inc. Board Adopts Stockholder Rights Plan

Calabasas, CA – June 5, 2003 – On Assignment, Inc. (NASDAQ: ASGN) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be granted as a dividend at the rate of one right for each share of Common Stock held of record as of the close of business on June 16, 2003.

The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to deter coercive or unfair takeover tactics.  The Rights Plan will assist the Company’s Board of Directors in dealing with any future actions taken by hostile entities, which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

In implementing the Rights Plan, the Board has declared a dividend of one right for each outstanding share of the Company’s Common Stock.  Each right initially would entitle the holder thereof to purchase one one-thousandth of a share of Preferred Stock.  One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock.  The rights will expire on June 4, 2013.

Initially, the rights are represented by the Company’s Common Stock certificates and are not exercisable.  The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the Company’s Common Stock or commences, or publicly announces an intention to commence, a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock.  Certain stockholders who in the aggregate presently are the beneficial owners of more than 15% of the Company’s Common Stock will be permitted to acquire up to 17.5% of the Common Stock without making the rights exercisable.  The exercise price is $40.00.  Ten days after a public announcement that a person or group has become the beneficial owner of 15% or more of the Common Stock, all holders of rights, other than the acquiring person or group, would be entitled to purchase Common Stock of the Company upon the payment of the exercise price at one-half of the then-current market price.  If the Company is acquired in a merger, or 50% or more of the Company’s assets are sold in one or more related transactions, each right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

At any time after a person or group becomes the beneficial owner of 15% or more of the Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Company’s Board of Directors may exchange one share of Common Stock for each right, other than rights held by the acquiring person or group.  The Board generally may redeem the rights at any time until ten days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of the outstanding Common Stock.  The redemption price is $0.005 per right.

Details of the Rights Plan will be mailed to all stockholders of the Company.

Safe Harbor

Except for strictly historical information contained herein, statements contained in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding On Assignment’s expectations, beliefs, hopes, intentions or strategies regarding the future.  All forward-looking statements included in this news release are based upon information available to On Assignment as of the date hereof.  Actual results could differ materially from On Assignment’s current expectations contained in such forward-looking statements.  Factors that could cause or contribute to such differences include general economic and business conditions, quarterly fluctuations in On Assignment’s results of operations, On Assignment’s ability to attract, train and retain qualified Staffing Consultants, On Assignment’s ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professional employees, the integration of acquired operations, management of growth, and other risks detailed from time to time in On Assignment’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003.  On Assignment specifically disclaims any intention or duty to update any forward-looking statements contained in this news release.

About On Assignment

On Assignment is a leading international science and healthcare temporary staffing company providing services in laboratory support, nursing, allied healthcare and medical-financial staffing.  The corporate headquarters and Lab Support Division are located in Calabasas, California.  The Healthcare Staffing Division, that offers nursing, allied, clinical lab and administrative/clerical temporary professional employees, operates out of centralized operations in Cincinnati, Ohio.

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